Exhibit 99.1

Press Release

MACROMEDIA ANNOUNCES SETTLEMENT OF CLASS ACTION SECURITIES LITIGATION

SAN FRANCISCO, August 30, 2001 — Macromedia today announced that the Company has signed a memorandum of understanding with lead plaintiffs that tentatively resolves securities class action litigation that had been pending in state and federal court in California against the Company and certain of its former officers and directors.

Under the terms of this agreement, the claims against the Company and all other defendants will be dismissed without presumption or admission of any liability or wrongdoing. The final settlement is contingent on negotiation and execution of a formal settlement stipulation and court approval.

The total settlement amount is $48 million. As a result, the Company will record a non-operating pre-tax charge of approximately $28 million in Macromedia’s consolidated results for the quarter ended September 30, 2001. At June 30, 2001, the Company had cash, cash equivalents and short-term investments totaling $154 million.

Except for the historical information contained herein, matters discussed in this news release may be considered forward-looking statements that involve risks and uncertainties, including those related to the risk of integrating newly acquired technologies and products, quarterly fluctuations of operating results, customer acceptance of new products and services and new versions of existing products, impact of competition, the risk of delay in product development and release dates, risks of product returns, the economic conditions in the domestic and significant international markets, investments in new business opportunities and the other risks detailed from time to time in the Company’s SEC reports, including without limitation its quarterly reports on Form 10-Q and its annual report on Form 10-K for the year ended March 31, 2001 as they may be updated or amended with future filings. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties.

About Macromedia:
Macromedia is passionate about what the Web can be. Its award-winning products empower designers and developers to efficiently create and deliver the most engaging experiences on the Web, and enable innovative Internet business applications. Headquartered in San Francisco, Macromedia has more than 1,500 employees worldwide and is available on the Internet at www.macromedia.com.

NOTE: Product names are trademarks or registered trademarks of Macromedia, Inc., as indicated. Other product names or services may be trademarks or service marks of others.